Building, Suite 140 7707 Fannin Street Houston, Texas 77054 t: 832.968.4888
Exhibit 10.2 Corporate Address Fannin South Professional Building, Suite 140 7707 Fannin Street Houston, Texas 77054 t: 832.968.4888

Modification to Employment Agreement

February 9, 2022

Scott Dahlbeck

Dear Scott:

Reference is made to your Employment Agreement with Kiromic BioPharma, Inc. (the “Company”) dated January 1, 2020 (the “Employment Agreement”).  You and the Company desire to modify certain terms of the Employment Agreement and, accordingly, agree to the following terms and conditions of this modification to the Employment Agreement (this “Modification”), effective as of today, February 9, 2022 (the “Effective Date”):

1.Definitions.  Capitalized terms used but not otherwise defined in this Modification have the meaning ascribed to them in the Employment Agreement.
2.Position.  As of the Effective Date, your title shall be Chief of Staff, and you shall cease to be Chief Medical Officer and Head of Clinical for the Company.  For the avoidance of doubt, in your role as Chief of Staff, your duties shall not include matters concerning financial reporting or internal controls of the Company.
3.Employment Relationship.  Section 5 of the Employment Agreement is hereby replace in its entirety with the following language:

5.Employment Relationship. Employment with the Company is on “at will” basis upon terms and conditions of this letter agreement. Any contrary representations that may have been made to you are superseded by this letter agreement, which is the full and complete agreement between you and the Company on this term. As an employee at will, you may terminated or may terminate your employment at any time, for any or no reason.  If you resign from your employment with the Company you shall provide at least 30 days’ prior written notice to the Company.

844 KEY.CURE | www.kiromic.com

Scott Dahlbeck

February 9, 2022

4.Severance.  Section 6 of the Employment Agreement is hereby replace in its entirety with the following language:

6.Severance.

(a)Generally.  In the event your employment is terminated by the Company without Cause (as defined below), provided that you first execute and (if applicable) do not revoke a release agreement in a form provided to you by the Company (the “Release”) within the time period specified in the Release, but in any event no later than sixty (60) days after the termination date, the Company shall pay the you an amount equal to nine (9) months of your then-current base salary (less all applicable tax withholdings) payable in installments during the nine (9) month period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly-scheduled pay date of the Company processed after the effective date of the Release (defined below), with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date.  For the avoidance of doubt, a termination of your employment due to your death or disability shall not be a termination without Cause.

(b)Cause.  As used herein, “Cause” means:

(1)Any material breach of the terms of this Agreement by you or the material and deliberate failure by you to diligently perform your duties for the Company; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide you with written notice of the grounds under this Section 6(b)(1) and a period of ten (10) business days in which to cure such grounds;

(2)Your unauthorized use of the Company’s tangible or intangible property (excluding incidental use) that results (or would be reasonably likely to result) in material harm to the Company, or your material breach of your Employee Invention Assignment and Confidentiality Agreement with the Company or any other similar written agreement between you and the Company regarding confidentiality, intellectual property rights, non-competition or non-solicitation; provided, however, that, to the extent such

844 KEY.CURE | www.kiromic.com

Scott Dahlbeck

February 9, 2022

grounds for cause are curable, the Company must first provide you with written notice of the grounds under this Section 6(b)(2) and a period of ten (10) business days in which to cure such grounds;

(3)Any material failure to comply with applicable material Company policies, government laws, rules and regulations applicable to the Company’s business and/or directives of the Board consistent with your position; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide you with written notice of the grounds under this Section 6(b)(3) and a period of ten (10) business days in which to cure such grounds;

(4)Your use of illegal drugs or any illegal substance, or your use of alcohol, in any case, in any manner that materially interferes with the performance of your duties under this Agreement; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide you with written notice of the grounds under this Section 6(b)(4) and a period of ten (10) business days in which to cure such grounds;

(5)Any action taken by you in bad faith which is materially detrimental to the interest and well-being of the Company, including, without limitation, material harm to its reputation; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide you with written notice of the grounds under this Section 6(b)(5) and a period of ten (10) business days in which to cure such grounds; or

(6)Your failure to fully disclose any material conflict of interest that you may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide you with written notice of the grounds under this Section 6(b)(6) and a period of ten (10) business days in which to cure such grounds.

844 KEY.CURE | www.kiromic.com

Scott Dahlbeck

February 9, 2022

5.No Other Modifications.  Other than as set forth in Sections 2-4 above, there are no further modifications of the Employment Agreement.  As so modified, the Employment Agreement, as well as the Employee Invention Assignment and Confidentiality Agreement between you and the Company dated January 1, 2020, shall remain in full force and effect pursuant to their terms.
6.Counterparts.  This Modification may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies, electronically scanned copies and other facsimiles of this Modification (including such signed counterparts) may be used in lieu of the originals for any purpose.

* * * * *

[SIGNATURE PAGE TO FOLLOW]

844 KEY.CURE | www.kiromic.com

Scott Dahlbeck

February 9, 2022

You may indicate your agreement to the terms of this Modification by signing and dating this Modification below where indicated and returning it to me.

Very truly yours,

KIROMIC BIOPHARMA, INC:

By:/s/ Pietro Bersani

Name: Pietro Bersani

Title: Interim Chief Executive Officer

I have read and agree to the terms of this Modification.

/s/ Scott Dahlbeck

Scott Dahlbeck

Date: February 10, 2022

[SIGNATURE PAGE TO MODIFICATION OF EMPLOYMENT AGREEMENT]

844 KEY.CURE | www.kiromic.com